DIANE D. DALMY
ATTORNEY AT LAW
8965 W. CORNELL PLACE
LAKEWOOD, COLORADO 80227
303.985.9324 (telephone)
303.988.6954 (facsimile)
ddalmy@earthlink.net

July 11, 2007

Mr. Chris Lori
Forte Metals, Inc.
502 East John Street
Carson City, Nevada 89706

Re: Forte Metals, Inc.
Registration Statement on Form SB-1

Ladies and Gentlemen:

I have acted as counsel for Forte Metals, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a registration statement on Form SB-1 (the “Registration Statement”), initially filed with the Securities and Exchange Commission on July 11, 2007 for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 2,500,000 shares of common stock, par value $0.001 (the “Common Stock”), as described in the Registration Statement.

In connection with this opinion, I have made such investigations and examined such records, including: (i) the Registration Statement; (ii) the Company’s Articles of Incorporation, as amended; (iii) such corporate minutes as I deemed necessary to the performance of my services and to give this opinion; and (iv) such other instruments, documents and records as I have deemed relevant and necessary to examine for the purpose of this opinion. I have examined and am familiar with the originals or copies, certified or otherwise identified to my satisfaction, of such other documents, corporate records and other instruments as I have deemed necessary for the preparation of this opinion. I have also reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the shares of Common Stock. In expressing this opinion I have relied, as to any questions of fact upon which my opinion is predicated, upon representations and certificates of the officers of the Company.

Forte Metals, Inc.
Page Two
July 11, 2007

In giving this opinion I have assumed: (i) the genuineness of all signatures and the authenticity and completeness of all documents submitted to me as originals; and (ii) the conformity to originals and the authenticity of all documents supplied to me as certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of any such documents. In giving this opinion, I have relied upon certificates of incumbency and certificates of officers of the Company, respectively.

I am providing this opinion to you in accordance with Item 601(b)(5) of Regulation S-B promulgated under the Securities Act for filing as Exhibit 5.1 to the Registration Statement. The opinions herein are limited to the Federal laws of the United States of American and the corporate law of the State of Nevada. I do no express any opinion concerning any law of any other jurisdiction or the local laws of any jurisdiction.

Based upon the foregoing, I am of the opinion that the shares of Common Stock have been duly authorized by the Company and that the shares of Common Stock to be sold by the Selling Stockholder (as defined in the Registration Statement) to the public, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus constituting a part thereof in connection with the matters referred to under the caption “Legal Matters”.

Sincerely,

/s/Diane D. Dalmy

DIANE DALMY